Exhibit 99.1
For Immediate Release
July 12, 2007

Jacksonville, Illinois

Contact:	Richard A. Foss President and CEO (217) 245-4111	Diana S. Tone Chief Financial Officer (217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended June 30, 2007, of $202,000, or $0.10 per share of common stock, basic and diluted, compared to net income of $299,000, or $0.15 per share of common stock, basic and diluted, for the three months ended June 30, 2006.  The Company reported unaudited net income of $306,000, or $0.15 per share, basic and diluted, for the six months ended June 30, 2007, compared to net income of $615,000, or $0.31 per share, basic and diluted, for the six months ended June 30, 2006.

Net income decreased $97,000 during the second quarter of 2007, as compared to the second quarter of 2006, due to a decrease of $164,000 in net interest income and an increase of $52,000 in other expense, partially offset by an increase of $39,000 in other income and a decrease of $80,000 in income taxes.  The decrease in net interest income is due to the net effect of increases of $414,000 in interest income and $578,000 in interest expense.  The decrease in net interest income reflects the impact of changes in the yield curve over the past twelve months as short-term rates, which are used to price deposits, have increased faster than longer-term rates, which are used when pricing loan products.  Interest income on loans increased $288,000, due to both an $11.8 million increase in loan volume and a 21 basis point increase in the average yield of the loan portfolio.  The increase in interest expense was primarily due to a $572,000 increase in interest expense on deposits, which reflects an increase of 73 basis points in the average cost and an increase of $22.0 million in the average balance of deposits during this same time frame.  The increase in the average balance, as well as the average cost, of deposits is primarily due to the introduction of a new, higher-cost money market deposit product during the second quarter of 2006.

Other income increased $39,000 during the second quarter of 2007 mostly due to increases of $48,000 in commission income and $27,000 in service charges on deposits, partially offset by a decrease of $48,000 in net income from mortgage banking operations.  The decrease in mortgage banking operations reflects a reduction in loan sales and an increase in the amortization of mortgage servicing rights.  Other expense increased $52,000 primarily due to an increase of $55,000 in salaries and benefits expense, which is attributed to annual wage and cost increases, as well as additional staffing.  The increase in other expense was partially offset by a decrease of $29,000 in real estate owned expense.  The decrease in income taxes reflects a decrease in taxable income and the effect of state income tax benefits.

Net income decreased $309,000 during the six months ended June 30, 2007 compared to the same period of 2006.  The decrease in net income is due to a decrease of $460,000 in net interest income and an increase of $133,000 in other expense, partially offset by decreases of $30,000 in the provision for loan losses and $235,000 in income taxes and an increase of $19,000 in other income.  The decrease in net interest income during the first six months of 2007, compared to the same period of 2006, is due to the net effect of increases of $775,000 in interest income and $1.2 million in interest expense.  Interest income on loans increased $541,000, due to both an $11.5 million increase in the average balance and a 19 basis point increase in the average yield of the loan portfolio.  The increase in interest expense was primarily due to a $1.3 million increase in interest expense on deposits, which reflects an 89 basis point increase in the average cost and a $19.0 million increase in the average balance of deposits during this same time frame.

The decrease of $30,000 in the provision for loan losses reflects a $413,000 decrease in nonperforming loans during the first six months of 2007.  The increase of $19,000 in other income was primarily due to increases of $44,000 in service charges on deposits, $42,000 in commission income, and $23,000 in trust income, partially offset by a decrease of $89,000 in net income from mortgage banking operations.  The increase of $133,000 in other expense was primarily due to a $124,000 increase in salaries and benefits expense, partially offset by a decrease of $36,000 in real estate owned expense.

Total assets at June 30, 2007, increased to $274.9 million from $267.4 million at December 31, 2006.  Total deposits at June 30, 2007 were $237.1 million, compared to $232.9 million at December 31, 2006.  Total stockholders’ equity at June 30, 2007 and December 31, 2006, was $21.0 million and $21.1 million, respectively.  At June 30, 2007, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.1%, 11.2%, and 12.3%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended June 30, 2007, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.